Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Sue Hermann, 303.312.3488

CoBiz Financial Names New Board Member

Bruce Schroffel reflects company’s healthcare expertise

DENVER — November 3, 2011 — CoBiz Financial (Nasdaq: COBZ) announced that Bruce Schroffel has been elected to the company’s Board of Directors.

“Bruce’s proven track record in healthcare administration dovetails nicely with our significant medical customer base,” said Steven Bangert, CoBiz Financial chairman and CEO. “We anticipate leveraging his considerable knowledge of the industry to better serve and further penetrate Colorado’s healthcare community. His expertise will also be invaluable as we launch our healthcare banking practice in Arizona. We are pleased to welcome Bruce to the board.”

For the past five years, Schroffel has served as president and CEO of the University of Colorado Hospital which recently received the Quality Leadership Award as the highest-performing academic hospital in the United States from the University HealthSystem Consortium. He has worked in healthcare administration for more than 30 years including leadership positions at Stony Brook University Hospital on Long Island, NY, and the Medical Center at the University of California, San Francisco. He was named the 2010 Business Person of the Year by the Denver Post. In addition to CoBiz, he has served on many boards including the University HealthSystem Consortium, the Greater New York Hospital Association, AAMC Council of Teaching Hospitals, TriWest, Colorado Hospital Association, Project C.U.R.E. and Denver Foundation. He received his bachelor’s degree from the University of California, Berkeley, and master’s degrees in science and public health from Columbia University.

CoBiz Financial (NASDAQ:COBZ) is a $2.4 billion financial services company that serves the complete financial needs of businesses, business owners and professionals in Colorado and Arizona. The Company provides commercial banking services through Colorado Business Bank and Arizona Business Bank; wealth planning and investment management through CoBiz Wealth Management, and trust services through CoBiz Trust; property and casualty insurance brokerage and employee benefits through CoBiz Insurance; investment banking services through Green Manning & Bunch; and executive benefits consulting and wealth transfer services through Financial Designs Ltd.

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